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DOLLAR GENERAL REPORTS INCREASED JANUARY SALES;

ANNOUNCES YEAR-END CONFERENCE CALL AND WEBCAST

GOODLETTSVILLE, Tenn. – February 3, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the January four-week period ended January 28, 2005, equaled $547.4 million compared with $480.2 million last year, an increase of 14.0 percent. Same-store sales for the January period increased 5.1 percent.  The average customer purchase in January was approximately $8.58 compared to $8.32 in the same period last year.  Customer transactions in same-stores increased approximately 3.2 percent.

January sales by major merchandise category were as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	69%	67%	+8%
Seasonal	12%	13%	-1%
Home Products	11%	12%	-3%
Basic Clothing	8%	8%	-4%

For the 13 weeks ended January 28, 2005, Dollar General total retail sales increased 11.7 percent to $2.2 billion from $2.0 billion in the same period a year ago.  Same-store sales for the 13-week period increased 3.0 percent.

For the 52 weeks ended January 28, 2005, Dollar General total retail sales increased 11.5 percent to $7.7 billion from $6.9 billion in the same period a year ago.  Same-store sales for the 52-week period increased 3.2 percent.

During the year, the Company opened 722 new stores and closed 102 stores.  As of January 28, 2005, Dollar General operated 7,320 stores in 30 states.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the year ended January 28, 2005 on Thursday, March 17, 2005. The Company will host a conference call on Thursday, March 17, 2005, at 10 a.m. EST to discuss the year’s results and the outlook for 2005.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EST on Thursday, March 31, online or by calling (334) 323-7226.  The replay pass code is 13584540.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,320 neighborhood stores as of January 28, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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